CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated June 14, 2003, in this Post-effective Amendment No. 4 to the Registration Statement for Bragg Capital Trust (SEC File Nos. 811-21073 and 333-85850) and to all references to our firm included in or made a part of this Amendment.

/s/McCurdy & Associates CPA's, Inc.

Westlake, Ohio

November 21, 2003